Exhibit 10.20

Joint Venture Agreement between J Stanley-Owusu Group of Companies and Blue Sphere Corporation with respect to destroying and/or utilising methane from the Ablekuma Waste Disposal Site

This agreement relates to a joint venture carbon credit project and is entered into in Accra, Ghana on __ May 2011 between:

1. the J Stanley-Owusu Group of Companies (“JSO”), which is a legal person under applicable Ghanaian law; and
2. Blue Sphere Corporation (“BSC”), a corporation organised under the laws of Nevada (together with JSO, the “Parties”).

WHEREAS:

а)  JSO has provided BS with the landfill data relating to the Ablekuma waste disposal site requested by BS, which BS has analyzed with a view toward implementing a clean development mechanism (“CDM”) landfill methane project in accordance with approved methodology AM0025, ACM0001 or other approved methodology (the “Project”) under the Kyoto Protocol to the United Nations Framework Convention on Climate Change or its replacement protocol both as amended or extended (the “KP”); and

b) BSC arranged the visit of the Project site by Balance CO2 and concluded on a preliminary basis that implementing the Project may be economically viable as part of a Programme of Activities registered under the CDM.

c) The Parties wish to agree to commence implementation of the Project in a commercially reasonable timeframe on the basis of the following conditions.

Now, therefore, the Parties have agreed as follows:

Article 1.  Project Registration

1.1 Registration Process. BSC has the right to select at its sole discretion and enter in contracts with one or more designated operational entities (each a “DOE”) for validation, verification and certification of the Project.

1.2 PDD. BSC will prepare the project idea note (“PIN”), programme of activities document design (“PoADD”) and constituent activities design document (“CPADD”, which shall include the data on the baseline scenario that is required for validation of the CPADD under the PoADD. Preparation of the CPADD under the PoADD shall commence after enough waste has been delivered to the Project site (in the discretion of BSC) to achieve a minimum 30% internal rate of return from its investment and participation in the Project.  BSC shall coordinate with the relevant DOE any pre-monitoring for the Project and, afterwards, the Parties will discuss and agree a time period for completing the CAPDD under the PoADD.

1.3 Approval of the Ghanaian Designated National Authority (DNA).  JSO will obtain the necessary approvals from the Ghanaian DNA and perform all obligations within Ghana relating to licensing, permits, agreements, concessions and authorisations required for the Study and the Project.   BSC will use reasonable endeavours to assist JSO in obtaining any and all Ghanaian approvals in a commercially reasonable timeframe.

1.4 Receipt of registration and other approvals for the Project. The Parties will use reasonable endeavours to register the Project and obtain all other approvals for the Project.  The Parties will also accomplish all necessary actions to affirm the Project in the country of the purchaser of the certified emission reductions (“CERs”) to be produced by the Project in accordance with the KP.  The Parties will work closely with the DOE and facilitate with respect to validation, registration, verification, certification of the emissions reduction and issue of the Project’s CERs by the Executive Board of the UNFCCC.

1.5 Action Plan for Monitoring. BSC in coordination with JSO will prepare a monitoring plan in accordance with the approved methodologies AM0025, ACM0001 or other approved methodology under the KP (“Monitoring Plan”).  BSC will implement the Monitoring Plan and will conduct the monitoring required thereby.

1.6 Communications. The Parties agree that BSC will be the focal point for all communications relating to the Project with all Ghanaian and international commissions, bureaus, departments, administrative agencies, regulatory authorities (collectively “International Agencies”) in order to achieve the goals of the UNFCCC, including, but not limited to, communications relating to the allocation of CERs.  BSC will inform JSO of all material communications with International Agencies relating to the Project.

1.7 Transfer of CERs/Gas Rights. JSO agrees to allocate all CERs obtained from the Project to BSC’s registry account at the UNFCCC or the registry account of a third party purchaser designated by BSC.  JSO also hereby transfers to BSC (or to the order of BSC) all right, interest and title in, to and under any greenhouse gases found in and/or extracted from the Project site.

1.8 Energy Generation.  In the event that there is a sufficient flow and quality of gas to make the installation of a power and heat generator profitable, as determined after the first issuance of CERs, the Parties will use their reasonable endeavours to negotiate and enter into a separate agreement for the installation of power generation equipment.  The Parties agree that any party that invests funds into power and heat generation shall first recoup 100% of its investment before any earnings from the sale of power and heat are shared in proportion to the funds invested in such heat generation project.

Article 2.  Services to be provided by the Parties

2.1. BSC will perform the following services in connection with the Project:

a) PIN, PoADD, CPADD and registration of the Project, as described in sub-articles 1.2 and 1.4 above;
c) financing 100% of the expenses described in Article 4 hereof;
d) provision of data required for the installation of monitoring and other required equipment;
e) delivery of measurement equipment, equipment for processing and storing data and a means for transferring data, together with all technical documentation, required for the Project;
f) delivery of flare, compost and/or other related systems and other required equipment together with all technical documentation; and
g) marketing and sale of CERs in accordance with Article 5 hereof.

2.2 JSO will perform the following services in connection with the Project:

a) obtaining all Ghanaian consents and authorisations required to implement the Project and will assist BSC in obtaining all CDM-related consents and authorisations in Ghana, including, but not limited to, the letter of endorsement and the letter of approval to be provided by the Ghanaian designated national authority;
b) granting unrestricted access to persons and companies participating in the implementation of the Project;
c) covering the waste with clay in accordance with specifications to be provided in writing by BSC; and
d) providing data and otherwise cooperating with all reasonable requests to be made by persons and companies participating in the implementation of the Project.

Article 3. Acquisition of equipment for the Project

3.1 BSC will purchase and deliver equipment and catalyst for the Project in accordance with the laws of Ghana.
3.2 The technical conditions relating to the Project equipment, including monitoring equipment, will correspond to approved methodologies AM0025, ACM0001 or other approved methodology.

Article 4. Expenses and Costs

4.1 The following items will be considered General Expenses to be financed by BSC and to be reimbursed to BSC out of the proceeds to be received from the sale of CERs:

Activities financed or to be financed by BSC

4.1.1 the Study;
4.1.2 PIN, PoADD and CPADD;
4.1.3 validation;
4.1.4 initial verification;
4.1.5 registration with the UNFCCC;
4.1.6 verification of the first issue of CERs;
4.1.7 gas collection and flare system;
4.1.8 vehicles (if any), site clearance, drilling, installation of suction wells, gas pipeline network, moisture condenser and other related equipment
4.1.9 spare parts (if any);
4.1.10 project management work required in connection with installing the flare system and all related systems and equipment;
4.1.11 cost of capital to be invested in the Project; and
4.1.12 cost of monitoring equipment corresponding to AM0025, ACM0001 or other approved methodology.

Expenses to be financed out of CER revenues

4.1.13 preparation of the PDD for the second and third crediting periods;
4.1.14 verification of the second and subsequent issuances of CERs;
4.1.15 gas collection and flare system replacement (if required)
4.1.16 compost and/or other alternative waste treatment systems, equipment, installation and operation;
4.1.17 amounts of CERs to be allocated to the UNFCCC;
4.1.18 ongoing maintenance and repair; and
4.1.19 other Project expenses to be incurred in Ghana to be agreed by the Parties.

Article 5. Мarketing and sale of CERs

5.1 The Parties agree that marketing of CERs will be accomplished by BSC in a transparent manner in its sole discretion.  Before concluding an agreement to sell the Project’s CERs, BSC will provide JSO an opportunity to comment on the sale terms, including price.  BSC will consider such changes in good faith, but will not be under any obligation to accept such changes.

Article 6. Reimbursement of Expenses and Allocation of Profit

6.1 After reimbursement of all relevant amounts to BSC, the Parties agree to divide the profits to be received from the sale of CERs from the Project in the following manner:

Years	Allocation
2012 – 2019	JSO will receive 20% and BSC 80%
2020 – to the end of the Project	JSO will receive 30% and BSC 70%

6.2 The Parties agree that all expenses to be incurred in connection with the Project will be reasonably related to the implementation thereof and will, to the extent practicable, be communicated to the other Party before their incurrence.  This communication will be in the form of an annual budget. A statement of budgetary variance (actual expenditure versus budget) will be submitted to JSO one month after year-end.

6.3 The Parties will receive their respective share of CER revenue in accordance with arrangements to be made by the Parties relating to bank accounts and wire transfers.

6.4 Each of JSO and BSC will use its best efforts to agree separately in writing with JSO in respect of JSO’s financial participation in the Project.

Article 7. Exclusivity

JSO hereby grants the right to implement the Project to BSC or its affiliates in consultation with BSC as set froth herein on a sole and exclusive basis. JSO will not grant any other party any rights in connection with the Project, including without limitations, the rights to the Project’s CERs, CER revenues and landfill gases resulting from municipal solid waste dumped and/or from co-disposal of sludge from septage facilities.

Article 8. Confidentiality

8.1. For so long as this Agreement is in force and for 5 years after its termination, the Parties agree to keep confidential all information marked as confidential received from the other Party or that is understood to be confidential at the time of disclosure and not to disclose such information without the consent of the Party.  Nor will either party use any confidential information other than for the purposes of this Agreement.

8.2. For the avoidance of doubt, confidential information will include all documents, data, technical information, business, financial and other information, written or oral, disclosed in connection with this Project with the exception of documents, data and/or information that:
а) when disclosed or subsequently, is or becomes public information (not including as a result of a breach of this Agreement);
b) was in the possession of the disclosing Party prior to its receipt from the other Party; and
с) was received from a third-party and is not subject to any limitations on its disclosure.

8.3 Notwithstanding the foregoing, the receiving Party may disclose confidential information to its counsel, technical or commercial consultants, agents, subcontractors and its partners (collectively “Consultants”) for the purpose of implementing the Project on the condition that the receiving Party inform its Consultants of the confidential nature of such information and bind the Consultant to observe the provisions contained in this Article 8.

Article 9. Term and Termination

9.1 Notwithstanding anything to the contrary contained herein, either Party may terminate this Agreement by written notice to the other Party in the event of a material breach of this Agreement by the other Party and the failure to cure such breach within 14 days of receipt of notice thereof.  For the purpose of this Article 9.1 and this Agreement, the Parties agree that Ghanaian and Israeli bank holidays shall not count toward the fulfilment of any period of days referred to in this Agreement.

9.2 Notwithstanding any cessation of this Agreement, the right to receive profit in accordance with Article 6 and the obligation to perform any unperformed obligations remain in force and survives any termination hereof.

9.3. The termination of this Agreement in accordance with the foregoing will be without prejudice to Articles 1.7 and 8 hereof, which will also remain in force notwithstanding any termination.

9.4 In the event that in the sole discretion of BSC the PDD process produces an unsatisfactory outcome, then BSC will be entitled to terminate this agreement with immediate effect and JSO shall not have any claim against BSC for such termination.

9.5 In the event that in the sole discretion of BSC, there occurs a change to the KP or its replacement, which will materially change the profitability of the Project, then BSC will be entitled to terminate this agreement with immediate effect and JSO shall not have any claim against BSC for such termination.

9.6 This Agreement will terminate 25 years following the first issuance of CERs by the Executive Board of the CDM as described in the KP or such later date as agreed by the Parties.

Article 10.  Representations and Warranties

10.1 Except as otherwise stated below, each of the Parties represents and warrants to the other Parties that:

10.1.1 it possesses the full power, authority and legal right to enter into this Agreement and to perform its obligations hereunder;

10.1.2 it is not party to any agreement that prevents it from fulfilling all its obligations hereunder or that impairs or may impair any of its responsibilities or obligations hereunder;

10.1.3 all consents, approvals, authorizations and orders necessary for the execution, delivery and performance of this Agreement have been obtained;

10.1.4 the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it; and

10.1.5 if the co-operation of any third party (including an affiliate) is required in the performance by it of its obligations under this Agreement or any related agreement, that it has obtained or is able to obtain the binding agreement of such a third party to co-operate in the performance of this Agreement.

10.2 JSO represents and warrants to BSC that no other government or private entity in or outside of Ghana has a right or interest in the Project (other than JSO), CERs or proceeds from the sale thereof to be received in connection with the Project and that it has the entire right, free and clear of any third parties rights or claims, to transfer and convey rights in, to and under the Project to BSC as set forth in this Agreement.

Article 11. Force Majeure

The failure to perform or delay in performance shall not constitute a breach of this Agreement if such failure or delay is caused by force majeure circumstances.  The Party that is subject to force majeure circumstances shall within 3 calendar days of learning thereof inform the other Party in writing and supply supporting documents or evidence. Force majeure circumstances shall include events that are beyond the control of a Party or are extraordinary events that delay or render performance unfeasible or impossible.  In particular, such circumstances will include any of the following:  (a) natural calamity (e.g., lightning, earthquake, flood, mudslide, etc.), fire, accident, explosion, epidemic and quarantine; (b) military conflict, blockade, revolution, diversion, armed revolt or extraordinary events taking place in the relevant region; (c) strikes and other labour conflicts; and (d) any other event, reason or circumstance analogous to the foregoing and that is beyond the control of the Parties.

Article 12. Amendments to this Agreement

12.1 Any changes to this Agreement will be accomplished by means of supplemental written agreements between the Parties.

12.2 BSC may transfer its right, title and interest in, to and under this Agreement to a third party, who is investing in the Project.

Article 13. Governing Law and Dispute Resolution

13.1 This Agreement is governed by the law of England and Wales without regard for its conflict of laws principles.  All disputes arising under or in connection with this Agreement, shall be finally settled in arbitration in accordance with the rules and procedures of the London Court of International Arbitration by a single arbitrator appointed in accordance with said Rules which Rules shall be deemed to be incorporated by reference into this Article 13.1.  The decision of the arbiter shall be final.  The place of arbitration shall be London, UK and the proceedings shall be conducted in the English language. The award of such arbitration shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The arbitrator shall give detailed explanations and reasoning for his judgment.

13.2 This Agreement shall also be subject to the legal principle of “pacta sunt servanda” (agreements should be performed).

13.3 Each Party agrees to try to resolve all disputes and conflicts that arise between them in connection with this Agreement through timely negotiations.  If the Parties do not resolve their conflict within 90 calendar days, such conflict may be referred to arbitration in accordance with Article 13.1 above.

Article 14. Other Conditions

14.1 This Agreement may be signed in counterparts and delivered via facsimile or via email, each such counterpart (whether delivered via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.  Facsimile signatures of the Parties shall be deemed to constitute original signatures, and executed facsimile copies hereof shall be deemed to constitute duplicate originals.

14.2 JSO and BSC agree that BSC is and may be referred to in any Project documentation a Project Participant.

14.3 This Agreement constitutes the entire understanding between the parties and supersedes any prior communications, representations or agreements, whether oral or in writing, regarding the same matter between them, which are hereby cancelled and superseded in all respects.

14.4 The unenforceability of any provision of this Agreement shall be without prejudice of the efficacy of the remaining provisions. Any unenforceable provision shall be replaced by such enforceable provision as comes nearest in its commercial effect to the unenforceable provision and the mutual will of the parties.

14.5 No delay, failure or omission by either Party in enforcing, exercising or pursuing any claim or other remedy arising under this Agreement shall be deemed to be or treated as waiving that claim or other remedy.

14.6 Any provisions of this Agreement, which, by nature, would survive termination or expiration of this Agreement will survive any such termination or expiration of this Agreement.

14.7 No Party shall be liable under this Agreement, for consequential, indirect, special, or punitive damages such as, but not limited to, loss of profit.

14.8 Subject to and without limiting the effect of Article 12.2. herein, no Party may assign, or grant any security interest over, any of its rights under this Agreement or any document referred to in it without the prior written consent of the other Party hereto.  This Agreement is binding on, and inures to the benefit of, each Party’s respective permitted successors and assigns.

14.9 The Parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

14.10 Subject to the following sentences in this Article 14.10, the Parties agree to coordinate in advance the form and substance of any public notice, publication or announcement relating to the Project.  The Parties acknowledge that BSC is subject to the reporting requirements of the U.S. Securities and Exchange Act of 1934, as amended.  As such, BSC will be entitled to make and file all required reports, notices and other announcements with the U.S. Securities and Exchange Commission and other regulatory authorities in the United States without any advance notice, consent or coordination of the other Parties hereto.

Article 15. Notice

All official notices, requests and other communications relating to this Agreement shall be in writing in English and will be considered received on the date of their dispatch (if delivered personally) or the date of their receipt (if sent by courier). All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and in English and shall be deemed to have been duly given upon delivery: if manually delivered on the same Business Day (a “Business Day” is a day on which the major commercial banks in Israel are open for business); or, if mailed by registered or certified mail, postage prepaid, after 3 Business Days from the date of mailing; or if by fax which gives the sender proof of delivery, on the first Business Day after such transmission, to the respective Party’s address as set forth herein below or to such other address or fax number of which notice has been given in the manner above provided.

TO: BSC	TO: JSO	TO: JSO
35 Asuta Street, Even Yehuda, Israel 40500	No. 1 J Stanley-Owusu Street, Mile 5 ½, Accra Winneba Road, Sakaman, PO Box 3751, Accra, Ghana	[address]
Tel: +972 9 891 7438	Tel: +233 302 306 912	Tel: +233
Fax: +972 9 899 8615	Fax: +233 302 306 913	Fax: +233
Attn: Shlomi Palas	Attn: Claude Stanley-Owusu	Attn:
email: shlomi@bluespherecorporate.com	email: claudestanley@jso-group.com	email:

IN WITNESS WHEREOF, this Agreement is executed by each party by its duly authorized representative on the date set forth above.

J Stanley-Owusu Group of Companies

Name:
Title:

Blue Sphere Corporation

Name:
Title: